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                December 19, 2023

       J. Todd Koning
       Executive Vice President and Chief Financial Officer
       Alphatec Holdings, Inc.
       1950 Camino Vida Roble
       Carlsbad, CA 92008

                                                        Re: Alphatec Holdings,
Inc.
                                                            Form 10-K filed
February 28, 2023
                                                            Form 8-K filed
February 28, 2023
                                                            File No. 000-52024

       Dear J. Todd Koning:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Industrial Applications and

                Services